Exhibit 107

Calculation of Filing Fee Tables

Form S-8

Velo3D, Inc.

(Exact Name of Registrant as specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.00001 per share	Rule 457(c) and Rule 457(h)	9,745,471	(2)	$0.36	(3)	$3,508,369.56	(3)	$0.00015310	$537.13
Equity	Common Stock, par value $0.00001 per share	Rule 457(c) and Rule 457(h)	1,949,094	(4)	$0.30	(5)	$584,728.20	(5)	$0.00015310	$89.51
Total Offering Amounts							$4,093,097.76			$626.64
Total Fee Offsets(6)										—
Net Fee Due

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)

Represents additional shares of the Registrant’s common stock reserved for issuance under the Velo3D, Inc. 2021 Equity Incentive Plan (“2021 EIP”) resulting from the automatic annual increase in the number of authorized shares reserved and available for issuance under the 2021 EIP.

(3)	Estimated pursuant to Rule 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $0.36 per share represents the average bid and asked prices of the Registrant’s Common Stock as quoted on the OTC Pink on April 2, 2025 .

(4)	Represents additional shares of the Registrant’s common stock reserved for issuance under the Velo3D, Inc. 2021 Employee Stock Purchase Plan (“2021 ESPP”) resulting from the automatic annual increase in the number of authorized shares reserved and available for issuance under the 2021 ESPP.

(5)	Estimated pursuant to Rule 457(c) and 457(h) under the Securities Act solely for the purpose solely for the purpose of calculating the registration fee. The price of $0.30 per share represents the average of the bid and asked prices of the Registrant’s Common Stock as quoted on the OTC Pink on April 2, 2025, multiplied by 85%.

(6)	The Registrant does not have any fee offsets.